EXHIBIT 99.1

RENAVOTIO, INC. (RIII) PROVIDES SHAREHOLDER UPDATE

Tulsa, OK, March 30, 2022 (GLOBE NEWSWIRE) -- Renavotio, Inc. (RIII) (the “Company”), an infrastructure company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, IoT, water, waste management technology, and related industries, announced shareholder updates.

The Company continues to work with its auditors regarding the 2020 re-audit and the 2021 audit.  Once filed, the Company will re-submit its application to the OTC Bulletin Board seeking  approval by  OTC Markets and FINRA to commence  trading.

A number of positive events have happened during our First Quarter 2022.  The Company reengaged Kevin Harrington as a Board Advisor.  Additionally, the Company  entered into a collateralized promissory note (the “Note”) with the Small Business Administration (“SBA” resulting in  our wholly owned subsidiary, Utility Management and Construction, LLC (“Utility Management”  or the “Borrower”), receiving loan proceeds of $1,915,200 that we used to  fully pay  off the following outstanding principal and interest note balances from various lenders: (a) $822,133.20 for Utility Management; ( b) $34,246.16 for Utility Management; (c) $52,186.07 for Cross-Bo Construction, LLC (“Cross Bo”); and (d) $37,978.25 for Cross-Bo. The Note provides for principal and interest payments at 3.25% interest per annum with the Borrower obligated to make monthly payments beginning on February 28, 2024.

Over the past two weeks the Company has received the first trucks for its new fleet.  The first of its four Ditchwitch boring machines have been reconditioned and is ready to be put to work on future underground utility work including upcoming fiber optic installation opportunities.  Several bidding opportunities have been identified at the Company’s subscribed bidding sites that has preset filters to focus on infrastructure opportunities.

One of the recent bid notices that the Company plans to bid if successful would add to Utility Management’s water and sewer plant operations. This would add an additional larger city water and sewer management system to the 8 existing City and Rural Cooperatives water and sewer management contracts. The targeted bid will go out in the second quarter of 2022.

To reserve cash at this time, the Company plans to enter into forbearance agreements with its convertible note holders the company proposes a 45 days extension with the option for a 30-day extension to allow the Company to become fully compliant in its filings and to complete the sale of the balance of its over 2 million dollars’ worth of PPE products.  The Company plans to use the proceeds from this sale to finalize the payoff of our convertible and high interest notes and provide additional working capital to grow the Company.

Billy Robinson, the CEO and Chairman of Renovatio, Inc. commented:  “The Company continues to make progress on completing its re-audit of 2020, the completion of the 2021 audit, and the first quarter of 2022.  We understand that this has been as frustrating for our shareholders and private investors as  it has been for us.  Even with the complexity and time consuming reaudit, we have moved to replace our truck fleet, reconditioned our operating equipment, bidding on new revenue opportunities and continue to be focused on acquisition opportunities. We have utilized online employment services to recruit a new Infrastructure Corporate Officer with a goal of expanding our market opportunities. We also adding to our accounting department to stay ahead of audit and filing deadlines.”

About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, the internet of all things, “(IoT”), water, waste management technology, and related industries. The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com.

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Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

(888) 928-1312

Email:brobinson@renavotio.com

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